EX-99.77M

After approval by the board and shareholders of the acquired fund and approval by the board of the acquiring fund, on July 31, 2009, the net assets of Calvert Tax-Free Reserves (“CTFR”) Limited-Term Portfolio merged into CTFR Calvert Tax-Free Bond Fund. The merger was accomplished by a tax-free exchange of 7,018,539 shares of CTFR Calvert Tax-Free Bond Fund (valued at $109,794,351) for 11,765,268 shares of CTFR Limited-Term Portfolio outstanding at July 31, 2009.

After approval by the board and shareholders of the acquired fund and approval by the board of the acquiring fund, on July 31, 2009, the net assets of Calvert Tax-Free Reserves (“CTFR”) Vermont Municipal Portfolio merged into CTFR Calvert Tax-Free Bond Fund. The merger was accomplished by a tax-free exchange of 2,790,066 shares of CTFR Calvert Tax-Free Bond Fund (valued at $43,622,620) for 2,804,411 shares of CTFR Vermont Municipal Portfolio outstanding at July 31, 2009.

After approval by the board and shareholders of the acquired fund and approval by the board of the acquiring fund, on July 31, 2009, the net assets of Calvert Municipal Fund, Inc. (“CMF”) Calvert National Municipal Intermediate Fund merged into Calvert Tax-Free Reserves (“CTFR”) Calvert Tax-Free Bond Fund. The merger was accomplished by a tax-free exchange of 2,997,291 shares of CTFR Calvert Tax-Free Bond Fund (valued at $46,889,037) for 4,520,505 shares of CMF Calvert National Municipal Intermediate Fund outstanding at July 31, 2009.